Exhibit 99.1

NEWS RELEASE

Dynegy Inc.	•	601 Travis Street	•	Suite 1400	•	Houston, Texas	•	77002	•	www.dynegy.com

FOR IMMEDIATE RELEASE	NR12-08

Dynegy Announces First Quarter 2012 Results, Provides Restructuring Update

First quarter 2012 summary:

•                  27% increase in generation volumes compared to the same period in 2011 driven by a 128% increase in our Gas segment generation

•                  $24 million in enterprise Adjusted EBITDA, a decrease of $63 million compared to 2011

•                  $(20) million in consolidated Cash Flow from Operations, which excludes the impact of cash flow from Dynegy Holdings, LLC (DH) and its consolidated subsidiaries due to the deconsolidation

•                  $983 million in liquidity at May 4, 2012, including $726 million in unrestricted cash

Restructuring Developments:

•                  Settlement Agreement reached with significant creditor groups would eliminate over $4 billion of debt and lease obligations, leaving the restructured entity with net debt of approximately $600 million; agreement filed with the court on May 1, 2012

•                  Plan Support Agreement executed on May 1, 2012, pursuant to which significant creditor groups agreed to support revised DH Plan of Reorganization

•                  Hearing scheduled for June 1, 2012 to approve Settlement Agreement

HOUSTON (May 10, 2012) — Dynegy Inc. (NYSE: DYN) announced a $(21) million operating loss for its consolidated operations, which included Dynegy Inc. and the Coal segment, for the first quarter of 2012 compared to an operating loss of $(49) million for the same period in 2011, which included all segments. These results included pre-tax, unrealized, net mark-to-market gains of $30 million ($30 million after-tax) and $3 million ($2 million after-tax) during the quarters ended March 31, 2012 and 2011, respectively. First quarter 2012 Adjusted EBITDA for the enterprise, which included all segments, was $24 million, including a $(15) million loss attributable to DNE, compared to $87 million for the same period in 2011.  A $97 million decline in energy margin and capacity revenues, influenced by lower market prices and gas and power basis premium differentials, more than offset a $26 million decrease in operating and general and administrative expenses, leading to the quarter-over-quarter reduction in Adjusted EBITDA. The net loss for the quarter ended March 31, 2012 totaled $(58) million for its consolidated operations, which included only Dynegy Inc. and the Coal segment due to the November 7, 2011 deconsolidation of Dynegy Holdings (DH) and its wholly owned subsidiaries, compared to a net loss of $(77) million for the first quarter 2011, which included all segments.

“Our operating performance for the first quarter 2012 achieved significantly higher capacity factors in a particularly difficult commodity environment along with weaker demand resulting from unusually warm winter weather,” said Robert C. Flexon, Dynegy President and Chief Executive Officer. “Our gas fleet ran at historically high capacity factors and had the highest generation levels in over a decade due to coal-to-gas generation switching while our Illinois-based coal fleet generation declined slightly with the unseasonably mild weather. The Company also made a significant step forward in our corporate restructuring efforts by working productively with our major creditors leading to the Settlement Agreement that was filed with the bankruptcy court on May 1, 2012.”

First Quarter Comparative Results by Segment

The non-GAAP financial measures of EBITDA and Adjusted EBITDA are used by management to evaluate Dynegy’s business on an ongoing basis. Definitions, purposes and uses of such non-GAAP measures are included in Item 2.02 of our Current Report on Form 8-K filed with the SEC on May 10, 2012, which is available on the Company’s website free of charge at www.dynegy.com. Reconciliations of these measures to the most directly comparable GAAP measures are included in the accompanying schedules to this news release. As a result of the Chapter 11 cases, based on the applicable accounting guidance, Dynegy deconsolidated DH and its wholly owned subsidiaries as of November 7, 2011. GAAP financial statements presented after November 7, 2011 reflect the equity method of accounting for these entities. For purposes of this release, Adjusted EBITDA is calculated and presented in a manner which eliminates the impact of deconsolidation.

General and administrative expenses are allocated to each segment. Management does not allocate interest expense and income taxes on a segment level and therefore uses operating income (loss) as the most directly comparable GAAP measure to Adjusted EBITDA when performance is discussed on a segment level.

	Three Months Ended March 31, 2012 (in millions)
	Coal	Gas	DNE	Other	Total
Operating Income / (Loss)	(7)	—	—	(14)	$(21)
Plus / (Less):
Depreciation and amortization expense	50	—	—	—	50
EBITDA	43	—	—	(14)	29
Plus / (Less):
Restructuring costs	—	—	—	14	14
Mark-to-market (income)/losses	(30)	—	—	—	(30)
Deconsolidated Adjusted EBITDA	13	—	—	—	13
Adjustment for unconsolidated investment (1)	—	25	(15)	1	11
Adjusted EBITDA	$13	$25	$(15)	$1	$24

(1) Adjustments within the Adjustment for unconsolidated investment include an additional $5 million in restructuring costs, $1 million in premium adjustment, and $10 million for Sithe amortization.

	Three Months Ended March 31, 2011 (in millions)
	Coal	Gas	DNE	Other	Total

Operating Income / (Loss)	(32)	13	(15)	(15)	(49)
Plus / (Less):
Other items, net	—	—	—	1	1
Depreciation and amortization expense	90	34	—	2	126
EBITDA	58	47	(15)	(12)	78
Plus / (Less):
Merger agreement transaction costs	—	—	—	9	9
Executive separation agreement expense	—	—	—	3	3
Mark-to-market (income) losses, net	7	(20)	10	—	(3)
Adjusted EBITDA (1)	$65	$27	$(5)	—	$87

(1) Adjusted EBITDA for the three months ended March 31, 2011, is based on our prior methodology which did not include (i) adjustments for up front premiums, (ii) amortization of intangible assets related to the Sithe acquisition, or (iii) mark-to-market adjustments for financial activity not related to our generation portfolio.

Segment Review of Results Quarter-Over-Quarter

Coal —The first quarter 2012 operating loss was $(7) million compared to a first quarter 2011 operating loss of $(32) million. Adjusted EBITDA totaled $13 million during the first quarter 2012 compared to $65 million during the same period in 2011. A 22% decline in average realized prices reflecting declining natural gas prices, coupled with an 8% weather-driven decrease in generation volumes, contributed to a $55 million decrease in Adjusted EBITDA.

Gas — The first quarter 2012 operating income, adjusted to remove the impact of deconsolidation, was $19 million compared to first quarter 2011 operating income of $13 million. Adjusted EBITDA totaled $25 million during the first quarter 2012 compared to $27 million during the same period in 2011. Generation volumes more than doubled compared to 2011 and Kendall and Ontelaunee generated at record levels for the quarter. A $22 million increase in Adjusted EBITDA due to favorable spark spreads was partially offset by a $16 million decrease in Adjusted EBITDA due to lower gas and power basis premium differentials associated with weak demand in the Northeast. Historically, Ontelaunee and Independence have cleared at a premium to the trading hubs. This quarter, Ontelaunee cleared at a discount and Independence cleared relatively flat. Adjusted EBITDA decreased by $9 million due to an increase in financial settlement expense associated with the settlement of out of the money financial positions and by an additional $9 million due to a decrease in capacity revenues. Operating expenses fell by $7 million compared to last year as expenses associated with a two month outage at Casco Bay during 2011 did not recur in 2012.

DNE — The first quarter 2012 operating loss, adjusted to remove the impact of deconsolidation, was $(15) million compared to a first quarter 2011 operating loss of $(15) million. Adjusted EBITDA totaled $(15) million during the first quarter 2012 compared to $(5) million during the same period in 2011. A 42% decline in average New York Zone G power prices caused the DNE plants to be uneconomical for a significant portion of the quarter, leading to an 82% decline in generation volumes and a 95% decrease in gross margin. An additional $3 million of the quarter-over-quarter decrease in Adjusted EBITDA is attributable to lower capacity revenues. As a result of the Chapter 11 cases, lease expense for the DNE assets is no longer being recorded, resulting in a $13 million benefit to Adjusted EBITDA during the first quarter 2012.

Liquidity

As of May 4, 2012, Dynegy’s available liquidity, including the liquidity of DH and its subsidiaries which were deconsolidated effective November 7, 2011, was $983 million which included $726 million in unrestricted cash and cash equivalents, $17 million in letter of credit availability and $240 million in restricted cash available for collateral posting purposes.

	March 31, 2012	May 4, 2012
LC capacity, inclusive of required reserves	366	366
Less: Required reserves	(10)	(10)
Less: Outstanding letters of credit	(338)	(339)

LC availability	18	17
Cash and cash equivalents	799	726
Collateral posting account	214	240

Total available liquidity	$1,031	$983

Consolidated Cash Flow

Cash flow used in operations for the quarter ended March 31, 2012, which excludes the impact of cash flow from DH and its consolidated subsidiaries due to the deconsolidation, was $(20) million, as compared to cash flow from operations for the first quarter of 2011 of $83 million.  The decrease is primarily due to the deconsolidation of DH, which includes our Gas and DNE segments, lower margins in our Coal segment due to an approximate 22% decrease in realized prices, as well as higher cash outflows in 2012 related to restructuring efforts. Enterprise cash flow from operations was $(165) million for the quarter primarily due to a $98 million outflow in cash collateral which was more than offset by collateral inflows accounted for in cash flow from investing.

Cash flow provided by investing activities, which excludes the impact of cash flow from DH and its consolidated subsidiaries due to the deconsolidation, totaled $35 million during the first quarter 2012, which includes $58 million in returned collateral, compared to cash flow used by investing activities of $(47) million during the same period in 2011, which included all segments. During the first quarter of 2012, capital expenditures totaled $23 million, including $3 million in maintenance capital expenditures and $20 million in environmental capital expenditures, the latter of which reflects the Company’s continuing investment in environmental upgrades under the Consent Decree. During the first quarter of 2011, capital expenditures totaled $66 million, with $25 million in maintenance capital expenditures and $41 million in environmental capital expenditures. Other quarter-over-quarter increases in cash flow from investing activities are due to short-term investments of cash being made during the first quarter of 2011. During the first quarter 2012, enterprise cash flow from investing benefited from a $206 million increase related to the release of previously restricted cash as the company reduced the excess capacity under its cash-backed letter of credit facilities during the quarter.

PRIDE Update

Dynegy initiated a cost and performance improvement initiative known as PRIDE (Producing Results through Innovation by Dynegy Employees) during 2011. During the first quarter 2012, Dynegy captured $8 million in incremental operating margin and cost improvements and $64 million in incremental liquidity from balance sheet improvements due to PRIDE initiatives. First quarter recurring fixed operating costs for the enterprise were $112 million in 2012 versus $138 million for the same period last year, while recurring General and Administrative costs for the enterprise declined $4 million to $24 million in the current quarter as compared to the prior year.  The majority of these reductions are associated with the numerous PRIDE initiatives taken and underway.  Total PRIDE related contributions for 2012 are expected to include margin and cost improvements of $39 million and balance sheet improvements of $100 million which will result in a total of $109 million in margin and cost improvements and $476 million in balance sheet improvements since the PRIDE program inception. Dynegy continues to use the PRIDE initiative to improve our operating performance, cost structure and balance sheet and to drive recurring cash flow benefits.

Restructuring Update

On May 1, 2012, the Company, DH, certain other subsidiaries of the Company and certain material creditors of DH entered into a Settlement Agreement and a Plan Support Agreement. The Settlement Agreement was filed with and is subject to bankruptcy court approval.  The Plan Support Agreement envisions a significantly stronger balance sheet for the Company upon completion of the restructuring. The Company will have reduced debt and lease obligations by over $4 billion and expects net debt at completion of the restructuring to be approximately $600 million. A hearing on the Settlement Agreement has been scheduled for June 1, 2012. The Plan Support Agreement contemplates the filing of a revised Plan and Disclosure Statement by May 30, 2012 and the completion of the restructuring by September 28, 2012.

Investor Conference Call/Webcast

Dynegy will discuss its first quarter 2012 financial results during an investor conference call and webcast today, May 10, 2012, at 10 a.m. ET/9 a.m. CT. Participants may access the webcast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc.’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities, the Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants, and a separate portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the Settlement Agreement and Plan Support Agreement, the progress of the Chapter 11 proceedings and the various required approvals. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K, as amended, and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions regarding our ability to continue as a going concern; (ii) ability to obtain approval of the Bankruptcy Court with respect to the debtors’ motions in the Chapter 11 cases and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases, including the plan of reorganization, and to consummate all the transactions contemplated by the Settlement Agreement and Plan Support Agreement; (iii) Dynegy’s ability to sell or transfer the Roseton and Danskammer power generation facilities to one or more third parties in connection with the rejection of the related leases under the Chapter 11 cases; (iv) the anticipated effectiveness of the overall restructuring activities and any additional strategies to address our liquidity and our capital resources including accessing the capital markets; (v) limitations on our ability to utilize previously incurred federal net operating losses or alternative minimum tax credits; (vi) the timing and anticipated benefits to be achieved through Dynegy’s company-wide cost savings programs, including its PRIDE initiative; (vii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) beliefs concerning the reconsolidation of Dynegy Holdings, LLC; (ix) expectations regarding compliance with Dynegy’s new credit agreements, including collateral demands, interest expense and other payments; (x) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (xi) beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the impact on such prices from shale gas proliferation and the timing of a recovery in natural gas prices, if any; (xii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (xiii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the anticipation of higher market pricing over the longer term; (xiv) beliefs and assumptions regarding our ability to enhance or protect long-term value for stockholders; (xv) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xvi) beliefs and assumptions about weather and general economic conditions; (xvii) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, Dynegy’s focus on safety and its ability to efficiently operate its assets so as to capture revenue generating opportunities and operating margins; (xviii) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xix) expectations regarding performance standards and estimates regarding capital and maintenance expenditures, including the Consent Decree and its associated costs and performance standards. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Contact:

Dynegy Inc.
Media: 713-767-5800

or
Analysts: 713-507-6466

DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2012	2011

Revenues	$177	$505
Cost of sales	(86)	(278)
Gross margin	91	227

Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(39)	(110)
Depreciation and amortization expense	(50)	(126)
General and administrative expenses	(23)	(40)
Operating loss	(21)	(49)

Interest expense	(37)	(89)
Other income and expense, net	—	1
Loss from continuing operations before income taxes	(58)	(137)

Income tax benefit	—	60
Net loss	$(58)	$(77)

Basic loss per share:
Loss from continuing operations (1)	$(0.47)	$(0.64)
Basic loss per share	$(0.47)	$(0.64)

Diluted loss per share:
Loss from continuing operations (1)	$(0.47)	$(0.64)
Diluted loss per share	$(0.47)	$(0.64)

Basic shares outstanding	123	121
Diluted shares outstanding	123	121

(1)         A reconciliation of basic loss per share from continuing operations to diluted loss per share from continuing operations is presented below:

	Three Months Ended March 31,
	2012	2011

Loss from continuing operations for basic and diluted loss per share	$(58)	$(77)
Basic weighted-average shares	123	121

Diluted weighted-average shares	123	121
Loss per share from continuing operations
Basic	$(0.47)	$(0.64)

Diluted (2)	$(0.47)	$(0.64)

(2)         Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per-share amounts. Accordingly, Dynegy Inc. has utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended March 31, 2012 and 2011.

DYNEGY INC.

REPORTED SEGMENT RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2012
	Coal	Gas	DNE	Other	Total
Net loss					$(58)
Plus / (Less):
Income tax benefit (1)					—
Interest expense					37
Depreciation and amortization expense					50
EBITDA (2)	$43	$—	$—	$(14)	$29
Plus / (Less):
Restructuring costs (3)	—	—	—	14	14
Mark-to-market income, net	(30)	—	—	—	(30)
Deconsolidated Adjusted EBITDA (2)	13	—	—	—	13
Adjustment to include adjusted EBITDA from unconsolidated investment (4)	—	25	(15)	1	11
Pre-Deconsolidation Adjusted EBITDA (2)	$13	$25	$(15)	$1	$24

(1)         We reported income tax of zero for the three month period ended March 31, 2012; the effective rate was zero percent in 2012. For the three month period ended March 31, 2012, the difference between the effective rate of zero and the statutory rate of 35 percent resulted primarily from a valuation allowance to eliminate our net deferred tax assets partially offset by the impact of state taxes.  As of March 31, 2012, we do not believe we will produce sufficient future taxable income, nor are there tax strategies available, to realize our net deferred tax assets not otherwise realized by reversing temporary differences.

(2)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 10, 2012, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Three Months Ended March 31, 2012
	Coal	Gas	DNE	Other	Total

Operating loss	$(7)	$—	$—	$(14)	$(21)
Depreciation and amortization expense	50	—	—	—	50
EBITDA	$43	$—	$—	$(14)	$29

(3)         We incurred $14 million of expense related to reorganization costs. These expenses are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

(4)         Effective November 7, 2011, we deconsolidated DH.  As a result, the results of our Gas and DNE segment, as well as certain items in the Other segment, were not included in our consolidated results.  We did not include any losses from our unconsolidated investment in DH for the quarter ended March 31, 2012 because to do so would have reduced our investment below zero and we do not have an obligation to fund such losses.  However, we have included the Adjusted EBITDA from our investment in this adjustment.  A reconciliation of Adjusted EBITDA to Operating income (loss) for the investment is presented below:

	Three Months Ended March 31, 2012
	Gas	DNE	Other	Total

Operating income (loss)	$19	$(15)	$(6)	$(2)
Depreciation and amortization expense	20	—	2	22
EBITDA	39	(15)	(4)	20
Mark-to-market income, net	(25)	—	—	(25)
Restructuring costs	—	—	5	5
Premium adjustment	1	—	—	1
Sithe amortization	10	—	—	10
Adjusted EBITDA from Unconsolidated Investment	$25	$(15)	$1	$11

DYNEGY INC.

REPORTED SEGMENT RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2011

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2011
	Coal	Gas	DNE	Other	Total
Net loss					$(77)
Plus / (Less):
Income tax benefit (1)					(60)
Interest expense					89
Depreciation and amortization expense					126
EBITDA (2)	$58	$47	$(15)	$(12)	$78
Plus / (Less):
Merger agreement termination fee and other expenses (3)	—	—	—	12	12
Mark-to-market (income) loss, net	7	(20)	10	—	(3)
Adjusted EBITDA (2)	$65	$27	$(5)	$—	$87

(1)         Includes $9 million net tax benefit related to an increase in state NOLs due to acceptance of amended returns partially offset by a $3 million net tax expense due to an increase in the Illinois statutory rate.

(2)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 10, 2012, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.  Adjusted EBITDA for the three months ended March 31, 2011, is based on our prior methodology which did not include (i) adjustments for up front premiums, (ii) amortization of intangible assets related to the Sithe acquisition, or (iii) mark-to-market adjustments for financial activity not related to our generation portfolio.

	Three Months Ended March 31, 2011
	Coal	Gas	DNE	Other	Total

Operating income (loss)	$(32)	$13	$(15)	$(15)	$(49)
Other items, net	—	—	—	1	1
Depreciation and amortization expense	90	34	—	2	126
EBITDA	$58	$47	$(15)	$(12)	$78

(3)         We incurred $9 million ($6 million after-tax) of expense related to the Icahn merger agreement termination fee and other legal expenses and $3 million ($2 million after-tax) of expense related to executive separation agreements.  These expenses are included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

DYNEGY INC.

NET DEBT AS OF MAY 4, 2012

Total Debt	1,692
Payment to Creditors at Emergence	200
1,892
Less:
Cash	(726)
Restricted Cash	(606)
Net Debt	$560

DYNEGY INC.

OPERATING DATA

		Three Months Ended March 31,
	2012	2011
Coal
Million Megawatt Hours Generated	5.6	6.0
In Market Availability for Coal Fired Facilities (1)	94%	92%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
Cinergy (CIN Hub)	$30	$41

Gas
Million Megawatt Hours Generated (5)	5.9	2.6
Average Capacity Factor for Combined Cycle Facilities (2)	61%	27%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
Commonwealth Edison (NI Hub)	$30	$39
PJM West	$35	$51
North Path 15 (NP 15)	$27	$35
New York - Zone A	$31	$42
Mass Hub	$36	$65
Average Market Spark Spreads ($/MWh) (4):
PJM West	$15	$11
North Path 15 (NP 15)	$5	$3
New York - Zone A	$9	$8
Mass Hub	$11	$17

Average Natural Gas Price - Henry Hub ($/MMBtu) (6)	$2.46	$4.16

DNE
Million Megawatt Hours Generated	0.1	0.4
In Market Availability for Coal Fired Facilities (1)	99%	95%
Average Capacity Factor - Coal	8%	50%
Average Capacity Factor - Gas	1%	1%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
New York - Zone G	$37	$64
Average Market Spark Spreads ($/MWh) (4):
Fuel Oil	$(162)	$(98)

(1)                                 Reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.

(2)                                 Reflects actual production as a percentage of available capacity.

(3)                                 Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices we realized.

(4)                                 Reflects the simple average of the spark spread available to a 7.0 MMBtu / MWh heat rate generator or an 11.0 MMBtu / MWh heat rate fuel oil-fired generator selling power at day-ahead prices and buying delivered natural gas or fuel oil at a daily cash market price and does not reflect spark spreads available to us.

(5)                                 Includes our ownership percentage in the MWh generated by our investment in the Black Mountain power generation facility for the three months ended March 31, 2012 and 2011, respectively.

(6)                                 Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by us.